                                 EXHIBIT 10.10

                              AMENDED AND RESTATED
                DESCRIPTION OF CERTAIN COMPENSATORY ARRANGEMENTS
                   BETWEEN REGISTRANT AND EXECUTIVE OFFICERS


SUPPLEMENTAL DISABILITY INSURANCE

         The Registrant's group disability income insurance plan for all employees has a limitation on the actual dollar amount of replacement income which can be provided to any single employee. The Registrant accordingly secures additional disability income insurance policies for Mr. O'Rourke.


REGISTRANT'S EXECUTIVE CAR PROGRAM

         The Registrant's officers are eligible to participate in the amended and restated Executive Car Program described in Attachment A to this Exhibit 10.10.


REGISTRANT'S EXECUTIVE FINANCIAL COUNSELING PROGRAM

         The Registrant reimburses its officers as follows for the costs they incur for financial counseling, tax planning and tax return preparation, subject to a $6,500 annual limit except for J. Tracy O'Rourke, Chairman of the Board and Chief Executive Officer (who is reimbursed for all such costs). The Registrant has made available (for an annual retainer fee) a financial counseling firm to provide such services to the Registrant's officers.


USE OF LEASED AIRCRAFT

         J. Tracy O'Rourke, Chairman of the Board and Chief Executive Officer, is permitted to use the Registrant's leased aircraft for personal travel.


REIMBURSEMENT FOR TAXES

         The Registrant reimburses its officers for taxes required to be paid by the officers on the following perquisites: group term life and disability insurance; use of the Registrant's leased aircraft; participation in the Registrant's Executive Car Program; and participation in the Registrant's Executive Financial Counseling Program.

REGISTRANT'S EXECUTIVE HEALTH PROGRAM

         The Registrant's officers are eligible to participate in the Executive Health Program, under which those officers are reimbursed for the costs of an annual medical examination, subject to a $600 annual limit.

                          ATTACHMENT A - EXHIBIT 10.10

                                  - PRIVATE -

                          VARIAN EXECUTIVE CAR PROGRAM



1.    PURPOSE

      It is Varian's policy to provide automobiles for the use of selected key management employees who are required to travel frequently on Company business and need efficient, reliable transportation available immediately.

2.    ELIGIBILITY

      The Vice President, Human Resources, will determine which employees will be assigned vehicles under this policy, using the following criteria:

             The employee must:

             (a)    have a major management responsibility;
             (b)    be on call at any time;
             (c) have a substantial need for auto transportation to travel to other Varian operations, other companies, universities, conferences, professional meetings, community and trade associations, etc.; and
             (d) need to provide transportation for other employees and outside visitors on Company business.
             (e) be in a grade "Q" or above, although there may be some exceptions made for significant management positions in grade "P".

      Overall, the need for an employee to have efficient, reliable transportation available immediately must be of economic benefit to Varian.

      Assignment of a car is not permanent. If an employee's role and/or responsibilities change to where an assigned car is no longer appropriate, assignment of a car may be discontinued.

3.    SELECTION OF VEHICLE

      The Vice President, Human Resources, will establish the appropriate lease capitalization levels as well as the criteria for selecting Company cars, including optional equipment, that will be furnished under this policy.

      Fuel-efficient cars are encouraged, but any car selected should be large enough to accommodate four adults comfortably.

      Selection of a car and optional equipment within the established criteria and lease cost limitation is made through the Corporate Traffic Department which will handle the lease and will arrange for delivery through a local dealer.

      Employees may exceed their lease capitalization levels by 100% at their own expense. Any excess will be treated as an employee receivable and will be deducted from the employee's paycheck over the term of the lease.

4.    AVAILABILITY AND USE OF CAR

      Whenever possible, assigned drivers will make their cars available to members of their staff or other Varian employees for business use.

              4.1 Garaging: The assigned driver is to provide protected parking at the driver's residence.

              4.2 Vehicle Operations: The assigned driver is responsible for adequate protection of the Company car, ensuring that only licensed operators drive it. Traffic citations and resultant fines are the employee's responsibility and are not reimbursable.

              4.3 Accident Reporting: The assigned driver is responsible for reporting all accidents in a timely manner and submitting a completed Varian Accident Report (Form 4470-09-01) to both Corporate Traffic and Corporate Risk Management. The assigned driver is also responsible for contacting Corporate Traffic for instructions as to disposition and repair of the car. In order to protect Varian's interests, an assigned driver is responsible for contacting Varian's adjuster as soon as possible following an accident that causes personal injury or damage to property of others. Each assigned driver is provided with a claim kit which should be kept in the car's glove compartment. The kit contains accident report forms, explains procedures to be followed, and lists toll-free telephone numbers for contacts.

              4.4 Personal Operation: Company cars may be used for personal driving by the employee, the employee's spouse, and other immediate family members who hold a valid driver's license.

                     Use of a company car by non-family members is  permitted
              at the discretion of
             the employee, provided the user possesses a valid driver's license.

                    4.5 Loss Control Program: The assignment of a company vehicle is a privilege that requires drivers to maintain good driving records. Therefore, the company will conduct a confidential annual screening of the employees' driving records to ensure that such records are maintained in good order. The point system used by the California Department of Motor Vehicles will be the governing criteria, unless the criteria of the jurisdiction in which the vehicle is operated is more stringent. If the guideline is exceeded, Risk Management will coordinate a confidential review of the record with the employee's supervisor, Human Resources, and the Legal Department. If the decision is made to remove the company vehicle, the employee must return it promptly and in good condition. Thereafter, at management's discretion, the employee may be placed on a car allowance program. An employee may also be reinstated to the program, at management's discretion, once his/her driving record falls within the acceptable Department of Motor Vehicles guidelines.

                    To comply with the company's loss control program,
             employees are asked to complete the attached form and return it to Risk Management as soon as they are notified of participation in the program. This provision does not apply to Company Officers.

5.    INSURANCE

      The following coverages are provided by Varian or its insurance carriers for accidents involving Company cars.

             5.1 Public Liability: This coverage protects the Company and the employee (including licensed drivers in the employee's immediate family) against claims resulting from personal injuries to others or damage to the property of others.

             5.2 Collision/Comprehensive: For accidents that occur during business driving, Varian pays the entire cost of repairs. For accidents that occur during personal use of a Company car, the employee is responsible for the first $200.00 of repair costs regardless of fault. The employee will be reimbursed the $200.00 if Varian collects from the other party involved.

             5.3 Personal Injury: Injuries incurred by an employee while driving (or riding as a passenger) on Company business are covered under Workers' Compensation benefits. Injuries incurred by an employee when the Company car is being used for personal driving and injuries incurred by family members, whether the car is being used for business or personal reasons, will be covered by whichever Company-sponsored or private health plan the injured person is covered.

             5.4 Personal Property: Varian carries insurance to cover the loss of Company property by theft or damage. Employees should take all possible steps to avoid theft by concealing briefcases and other property from view and always locking cars when unattended. This insurance does not cover an employee's or family member's personal property which should be insured under a Homeowner's or Personal Articles Floater policy.

             5.5 Driving to Canada or Mexico: Canadian authorities require a certificate of insurance before a car is allowed across the border. This certificate may be obtained from the Corporate Risk Management Office.

                    Travel across the Mexican border requires Mexican insurance for collision, comprehensive, and liability coverages which may be obtained at the border. Varian reimburses an employee for the expense if travel is business related. The expense is not reimbursed if travel is for personal reasons.

6.    OPERATING EXPENSES

      Varian will reimburse employees for all normal operating expenses such as fuel, lubricating oils, fluids and necessary car washes.

      Reimbursement may be obtained by submitting a monthly expense report with appropriate receipts attached. These expense reports should be submitted to the appropriate Controller for approval.

7.    SERVICE AND REPAIRS

      Company cars must be maintained in presentable, reliable and safe operating condition and available for intended use. Varian will pay for periodic maintenance and service for lubrications, wheel alignments, tune-ups, replacement of tires and batteries, repairs, etc. Normal wear and tear is expected; however, excessive costs will not be paid to maintain cars in "showroom condition."

      A Company car should be returned to the dealer through which the car was obtained for any adjustments or repairs covered under the factory warranty. When the factory warranty expires, a driver identification card will be provided which is honored for service, repairs, and replacement parts at designated repair establishments. Contact the Corporate Fleet Administrator on any question regarding major service and repairs.

8.    TAXABILITY

      For tax purposes, the company considers all expenses and lease costs, up to the lease capitalization cost limit, to be personal expenses which will be reported as additional income on the employee's W-2. To make this program effectively tax neutral to an employee, the company will apply a tax gross-up to this income. This gross-up will be determined annually by the Tax Department.

             Example: Assume $1,000 of taxable compensation and a gross-up of $650 (65% of $1,000):


                    Taxable payment including gross-up - $1,650
                    Federal tax on $1,650 @ 33%                              $545
                    State tax on $1,650 @ 9.3%                                153
                    Federal tax benefit of deduction for
                     State tax of $153 @ 33%                                  (50)
                                                                             ----

                           Total tax                                         $648
                                                                             ====

9.    SERVICE LIFE

      An executive car is normally retained in service for 30 months or 55,000 miles, whichever occurs first. It is the employee's responsibility to notify Corporate Human Resources when their car will be turned in and to initiate the process of ordering a replacement vehicle.

10.   PURCHASE OPTION

      An assigned driver has the option of purchasing the car, at the time it would otherwise be taken out of service, at a price to be determined on the fair market value or a predetermined depreciation schedule, depending on the terms of the individual's participation in the plan. The price information will be provided to the employee by the leasing company, and the purchase of the car will be coordinated directly between the leasing company and the employee.

      Any repairs that are performed in the 12 months prior to the vehicle's purchase will be amortized at 8% per month; the unamortized cost of these repairs will be added to the fair market value to establish the vehicle's sale price.

11.   ADMINISTRATION

      The Vice President of Human Resources has overall responsibility for the Executive Car Program, and the Director of Human Resources will be responsible for administering all aspects of the program, working with the Corporate Fleet Administrator who may be reached on Palo Alto extension 5251.